EXHIBIT (10)T

2009 NAMED EXECUTIVE OFFICER

SUMMARY OF BASE SALARY, BONUS AWARD OPPORTUNITIES,

AND EXECUTIVE BENEFITS AND PERQUISITES

Base Salary

The table below sets forth the base salaries established for the 2009 fiscal year for the Company’s Principal Executive Officer and Principal Financial Officer and the next three most-highly compensated executive officers who were serving in those capacities at December 31, 2008 (the “NEOs”).

Name and Principal Position	Amount
Douglas M. Baker, Jr. Chairman of the Board, President and Chief Executive Officer	$1,000,000
Steven L. Fritze Chief Financial Officer	$500,000
James A. Miller President Institutional North America Sector	$437,500
Thomas W. Handley President Industrial and Services North America Sector	$425,000
Lawrence T. Bell General Counsel and Secretary	$400,000

Bonus Award Opportunities

The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan or MIP and Management Performance Incentive Plan or MPIP.  The Company’s stockholders approved the current version of the MPIP in 2004, an annual incentive plan under which awards should qualify as performance based under Internal Revenue Code Section 162(m).  The Company is asking its shareholders to re-approve the MPIP at the 2009 Annual Meeting of Shareholders.  On February 25, 2009, as required under the terms of the MPIP, the Compensation Committee of the Board (“Committee”) selected each of the NEOs to participate in the MPIP for 2009 and established the 2009 performance goal based upon the performance criteria of diluted earnings per share (“EPS”), and EPS performance target of a designated earnings per share, and a cash award of 300% of the base salary of each such officer for 2009 to the extent the goal is achieved.  The award is subject to and interpreted in accordance with the terms and conditions of the MPIP and no amount will be paid under the MPIP unless and until the Committee has determined the extent to which the performance goal has been met and the corresponding amount of the award earned by the participant.  The MPIP permits the Committee to exercise downward discretion so as to pay an amount which is less than the amount of the award earned by the participant.  In applying this downward discretion, the Committee considers underlying operable metrics communicated to the participant, which are noted in the table below.  Although the chart below indicates a threshold payment, a named executive officer may receive no payment as determined by results and approved by the Compensation Committee.

	Target Award Opportunity (% of base salary)	Potential Award Payouts at Different Levels of Performance (% of Target Award)			Performance Measure Mix
Name		Threshold	Target	Max	EPS	Business Unit	Individual
Douglas M. Baker, Jr.	130%	40%	100%	200%	100%	0%	0%
Steven L. Fritze	70%	40%	100%	200%	70%	0%	30%
James A. Miller	70%	40%	100%	200%	30%	70%	0%
Lawrence T. Bell	60%	40%	100%	200%	70%	0%	30%
Thomas W. Handley	70%	40%	100%	200%	30%	70%	0%

Executive Benefits and Perquisites

The Company’s named executive officers participate in all the same health care, disability, life insurance, pension, and 401(k) benefit plans made available generally to the Company’s U.S. Employees.  In addition, the Company’s named executive officers are eligible to participate in a deferred compensation program, restoration plans for the qualified 401(k) and pension plans, a supplement retirement benefit and an executive disability and life benefit.  Our named executive officers receive the following perquisites: an executive cash allowance in lieu of a company automobile, executive physical examinations, financial planning, spousal travel in limited circumstances.